Turtle Beach Corporation
44 South Broadway, 4th Floor
White Plains, New York 10601

June 20, 2023

Mr. Cris Keirn
Senior VP, Global Sales
Turtle Beach Corporation
44 South Broadway, 4th Floor
White Plains, New York 10601

Re: Interim CEO Appointment

Dear Cris:

On behalf of Turtle Beach Corporation (the “Company”), I am pleased to provide you with this letter agreement setting forth the principal terms of the compensation package to be provided to you by the Company for your services as interim Chief Executive Officer of the Company, which appointment will be effective as of July 1, 2023.

1.
Duties; Time Commitment.  During your service as interim Chief Executive Officer of the Company, you will continue to be a full-time employee of the Company reporting to the Board of Directors of the Company (the “Board”) and having all of the duties and responsibilities that are commensurate with your position.  You will continue to be based in the Company’s offices in San Diego, California, but you will be expected to travel periodically for business purposes.  During your service as interim Chief Executive Officer of the Company, you will also continue to serve as the Senior VP, Global Sales.

2.
Term.  It is contemplated that your service to  the Company as interim Chief Executive Officer will continue until the earliest to occur of (i) a permanent replacement Chief Executive Officer is appointed, (ii) your employment with the Company is terminated for any reason, (iii) you are appointed as the permanent Chief Executive Officer, or (ivi) either you or the Company elects to terminate the appointment for any or no reason. The period of time between your appointment as interim Chief Executive Officer of the Company and the termination of your appointment as interim Chief Executive Officer of the Company shall be referred to herein as the “Interim CEO Term.”  It is expected that, upon the appointment of a permanent replacement Chief Executive Officer other than yourself, you will continue your service as Senior VP, Global Sales or in such other position to be determined by the Board in generally the same capacities as in effect immediately prior to your appointment as interim Chief Executive Officer.

3.
Compensation & Benefits.  During the Interim CEO Term, except as otherwise specifically provided for in herein, you will continue to receive your annual base salary, be eligible to earn a performance bonus and equity-based compensation, and participate in health benefits, insurance programs, paid time off, pension and retirement plans, and other employee welfare benefit plans maintained by the Company for its employees generally in accordance with the terms thereof, in all cases, at the same levels and on the same terms and conditions as in effect on the date hereof, subject to the Company’s right to modify or terminate any employee benefit plan at any time.

4.	Severance. During the Interim CEO Term, you shall continue to be a “Participant” under the Company’s 2022 Retention Plan (the “Retention Plan”) pursuant to the terms and conditions of the Retention Plan and Award Letter, by and between you and the Company, dated as of June 13, 2022 (the “Award Letter”); provided that, subject to the terms and conditions in the Retention Plan and Award Letter, the continued payment of your base salary component of your “Severance Benefits” (as defined in the Retention Plan and described in the Award Letter) shall be increased from three (3) months to twelve (12) months; provided however that by your execution of this letter agreement, you acknowledge and agree that neither the commencement or the termination of the Interim CEO Term, nor the increase or decrease in title, duties or responsibilities shall constitute any grounds for “Good Reason” (as defined in the Retention Plan) or be interpreted as a termination of your employment by the Company without “Cause” (as defined in the Retention Plan) and accordingly, you hereby agree that you will not assert that any term set forth herein is a basis on which you may assert a termination for Good Reason, or claim that your employment has been terminated by the Company without Cause. In addition, and subject to the last proviso in the previous sentence, in the event that your employment with the Company is terminated by the Company without Cause following November 17, 2023, you will be entitled to the following, in addition to any earned and unpaid annual base salary through the date of any such termination, subject to your execution and delivery of a general release of claims in favor of the Company in a form reasonably satisfactory to the Company that is no longer subject to revocation within sixty (60) days following the date of such termination: (i) a pro-rata portion of your annual bonus for the fiscal year in which such termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you were employed by the Company and the denominator of which is 365), payable at the same time bonuses for such year are paid to other senior executives of the Company, (ii) an amount equal to your monthly base salary rate, paid monthly for a period of twelve (12) months following such termination and (iii) subject to (A) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you and your eligible dependents for a period of twelve (12) months, provided that you are eligible and remain eligible for COBRA coverage; and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease.

5.
Deferred Stock Award.  As soon as practicable following your appointment as interim Chief Executive Officer of the Company, you shall be granted a Deferred Stock award, subject to the terms and conditions of the Turtle Beach Corporation 2013 Stock-Based Incentive Compensation Plan (as may be amended from time to time, the “Equity Plan”), and pursuant to the terms and conditions set forth in the written agreement evidencing the award by and between you and the Company. The terms of the Deferred Stock award shall provide that, among other things, in consideration for your services as interim Chief Executive Officer of the Company, you will receive shares of “Company Stock” (as defined in the Equity Plan) in an amount equal to $10,000 per month for each month that you serve as interim Chief Executive Officer of the Company during the Interim CEO Term, prorated for any partial month of service and calculated on a monthly basis by using the 30-day average of the closing prices of shares of Company Stock as reported on the Nasdaq Global Market immediately prior to and including the last calendar day of the applicable month of service. Notwithstanding anything to the contrary, such Deferred Stock shall not become vested or payable until the Company’s termination of the Interim CEO Term because a permanent replacement Chief Executive Officer is appointed. Shares of Deferred Stock that become vested and payable shall be delivered to you in shares of Common Stock within thirty (30) days following the vesting date, less the number of shares of Common Stock that the

Company shall withhold in an amount that is sufficient to satisfy Federal, state, local, foreign or other applicable taxes (including your FICA or other applicable social tax obligation).

6.
Business Expenses.  During the Interim CEO Term, you will be reimbursed by the Company for reasonable business expenses incurred in connection with the performance of your duties hereunder in accordance with Company policies as in effect from time to time.  All amounts payable under this paragraph will be paid or reimbursed only during the period of your service with the Company, and will be subject to your presentation of reasonable substantiation and documentation as the Company may specify from time to time and to the procedures set forth in the Company’s expense reimbursement programs, as in effect at the time the expenses are incurred.

7.
Indemnification; Directors’ and Officers’ Liability Insurance.  Both during and after the Interim CEO Term, regardless of the reason for termination, the Company hereby agrees to indemnify you and hold you harmless to the maximum extent permitted by the Company’s organizational documents against and in respect of any and all actions, suits, proceedings, investigations, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your performance of your duties and obligations with the Company hereunder.  The Company will advance to you as incurred any costs and expenses (including attorney’s fees) incurred in the defense of any such action, suit, proceeding or investigation, subject to any limitations pursuant to applicable law or under the Company’s organizational documents.  The Company will cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Interim CEO Term in the same amount and to the same extent as the Company covers its other active officers and directors.  The foregoing obligations will survive the termination of your service with the Company.

8.
Section 409A Compliance.  The intent of the parties is that payments and benefits under this letter agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement will be interpreted to be in compliance therewith.  For purposes of Code Section 409A, (i) a termination of employment will not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” for purposes of Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service,” (ii) your right to receive any installment payments pursuant to this letter agreement will be treated as a right to receive a series of separate and distinct payments and (iii) to the extent that the payment of any amount conditioned on the execution of a release of claims constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following such termination will not be paid until the sixtieth (60th) day following such termination and will include payment of any amount that was otherwise scheduled to be paid prior thereto.  Notwithstanding anything to the contrary in this letter agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” and (B) the date of your death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

9.	At-Will Employment. Your employment with the Company will continue to be “at-will” and may be terminated by you or the Company at any time with or without notice for any (or no) reason.

10.
Governing Law.  This letter agreement will be governed by, and construed under and in accordance with, the internal laws of the State of California, without regard to the choice of law principles thereof.

11.
Entire Agreement.  This letter agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral.  This letter agreement may be amended or modified only by a written instrument executed by you and the Company.

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Cris, we are excited about your agreeing to serve the Company as interim Chief Executive Officer.  Please feel free to contact me if you have any questions or concerns regarding your compensation package as outlined above.  If this letter accurately reflects your understanding as to your compensation package for serving as interim Chief Executive Officer of the Company, please sign and date one copy of this letter and return the same to me for the Company’s records.

Very truly yours,

TURTLE BEACH CORPORATION

By:	/s/ John Hanson

Name:	John Hanson

Title:	Chief Financial Officer

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my employment as interim Chief Executive Officer of the Company, and I hereby confirm my agreement to the same.

Dated: June 20, 2023	/s/ Cris Keirn
Cris Keirn

Signature Page to Interim CEO Appointment Letter Agreement